UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VSE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-0649263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3361 Enterprise Way Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
5.750% Tangible Equity Units	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-281222

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

VSE Corporation (the “Registrant”) registers hereunder its 5.750% Tangible Equity Units (the “Units”). For a description of the Units, reference is made to the information under the heading (i) “Description of the Units” in the prospectus supplement, dated February 2, 2026 (the “Prospectus Supplement”), filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to the prospectus dated August 2, 2024 (the “Prospectus”) filed as part of the Registrant’s registration statement on Form S-3 (File No. 333-281222), filed by the Registrant with the Commission and (ii) “Description of Stock Purchase Contracts and Stock Purchase Units” in the Prospectus.

Each Unit is comprised of a prepaid stock purchase contract (a “Purchase Contract”) and a senior amortizing note due February 1, 2029 (an “Amortizing Note”), in each case issued by the Registrant. For a description of the Purchase Contracts, reference is made to the information under the heading (i) “Description of the Purchase Contracts” in the Prospectus Supplement, (ii) “Description of Stock Purchase Contracts and Stock Purchase Units” in the Prospectus and (iii) “Description of Capital Stock” in the Prospectus. For a description of the Amortizing Notes, reference is made to the information under the heading (i) “Description of the Amortizing Notes” in the Prospectus Supplement and (ii) “Description of Debt Securities” in the Prospectus. Each such description referred to above in the Prospectus and the Prospectus Supplement, as applicable, is incorporated herein by reference and made part of this registration statement in its entirety.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of VSE Corporation dated as of March 4, 1996 (Exhibit 3.1 to Form 10-K dated March 5, 2021)

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of VSE Corporation dated as of May 2, 2006 (Exhibit 3.1 to Form 10-Q dated August 1, 2006)

4.3	Certificate of Amendment of the Restated Certificate of Incorporation of VSE Corporation dated as of May 4, 2022 (Exhibit 3.1 to Form 10-K dated March 10, 2023)

4.4	Certificate of Amendment of the Restated Certificate of Incorporation of VSE Corporation dated as of May 8, 2025 (Exhibit 3.1 to Form 10-Q dated July 31, 2025)

4.4	By-Laws of VSE Corporation as amended through October 22, 2022 (Exhibit 3.4 to Form 10-Q dated July 27, 2023)

4.5	Amendment No. 3 to the By-Laws of VSE Corporation as amended through October 1, 2022 (Exhibit 3.2 to Form 10-K dated March 10, 2023)

4.6*	Specimen Stock Certificate as of May 19, 1983 (Exhibit 4 to Registration Statement No. 2-83255 dated April 22, 1983 on Form S-2)

4.7	Description of VSE Corporation Securities Registered Pursuant to Section 12 of the Securities Act of 1934 (Exhibit 3.1 to Form 10-Q dated May 9, 2024)

4.8	Indenture, dated as February 5, 2026, between the Company and U.S. Bank Trust Company, National Association, as Trustee (Exhibit 4.2 to Form 8-K dated February 5, 2026)

4.9	First Supplemental Indenture, dated as of February 5, 2026, between the Company and U.S. Bank Trust Company, National Association, as Trustee (including the form of amortizing note) (Exhibit 4.3 to Form 8-K dated February 5, 2026)

4.10	Purchase Contract Agreement, dated as of February 5, 2026, between the Company and U.S. Bank Trust Company, National Association, as Purchase Contract Agent, as Trustee and as attorney-in-fact for the holders of Purchase Contracts (including the form of unit and form of purchase contract) (Exhibit 4.1 to Form 8-K dated February 5, 2026)

*	Indicates exhibit was submitted to the Securities and Exchange Commission as a paper filing prior to the time that electronic filing on EDGAR became mandatory.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date: February 5, 2026	By:	/s/ Adam R. Cohn
Adam R. Cohn
Chief Financial Officer (Principal Financial Officer)